UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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SCHEDULE 14A

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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Autoscope Technologies Corporation

 (Name of Registrant as Specified In Its Charter)

 (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT, DATED APRIL 18, 2022

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 10, 2022

Autoscope Technologies Corporation, (the “Company”) is filing this Supplement (the “Supplement”) with the U.S. Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies from its shareholders in connection with its 2022 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 10, 2022. The Company filed a definitive proxy statement and a definitive form of proxy card with the SEC on March 22, 2022 in connection with its solicitation of proxies to be used at the Annual Meeting (the “Proxy Statement”).  This Supplement should be read in conjunction with the Proxy Statement.

The Company is filing the Supplement to provide additional information concerning the attendance of the members of its Board of Directors at Board and Board committee meetings during 2021 as described in the Proxy Statement in the third paragraph under the heading "Corporate Governance - Board Composition and Meetings."  During the calendar year 2021, each director who has been nominated to serve on the Board of Directors in 2022 attended 100% of the total number of meetings of the Board held during the period for which he was a director and 100% of the meetings held by the committees of the Board on which such director served during the calendar year 2021 during the periods that he served.  Paul F. Lidsky, who was a member of the Board throughout 2021 and resigned from the Board effective on December 31, 2021, attended 72% of the aggregate of the total number of meetings of the Board held during 2021 and the total number of the meetings held by the committees of the Board on which he served during 2021.

The other information in the Proxy Statement is not affected by this Supplement.

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